Exhibit (e)(3)

CONFIDENTIALITY AGREEMENT

January 10, 2011

STRICTLY PRIVATE AND CONFIDENTIAL

Mr. Stephen R. Avera

Flowers Foods, Inc.

1919 Flowers Circle

Thomasville, Georgia 31757

Dear Mr. Avera:

In connection with your consideration of a possible acquisition by you of all or part of, or investment in, Tasty Baking Company (the “Company”) by way of merger, a sale of assets or stock, or otherwise (a “Transaction”), you have requested information concerning the Company. Janney Montgomery Scott LLC (“Janney”), is acting as exclusive financial advisor to the Company.

As a condition to you being furnished with such information, including any Confidential Information Memorandum prepared by the Company, you agree to treat any information concerning the Company, its affiliates and subsidiaries that is furnished to you by or on behalf of the Company, whether furnished before or after the date of this letter, together with analyses, compilations, studies or other documents prepared by you or any of your directors, officers, employees, agents or advisers (including, without limitation, attorneys, accountants, consultants, bankers, potential financing sources, financial advisers and any representatives of your advisers) (collectively, “Representatives”) that contain or otherwise reflect such information herein (collectively referred to as the “Evaluation Material”), in accordance with the provisions of this agreement. The term “Evaluation Material” does not include information that (a) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this agreement; (b) was or becomes available to you on a non-confidential basis from a source other than the Company or its advisers, provided that you reasonably believe such source was not bound by any agreement to keep such information confidential or was otherwise prohibited from transmitting the information to you by a legal or fiduciary obligation; or (c) is independently developed by you without use of Evaluation Material or otherwise violating your obligations under this agreement.

Flowers Foods, Inc.

January 10, 2011

You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible Transaction between the Company and you and not for any other purpose, and that such information will at all times be kept confidential by you and your Representatives, except to the extent that disclosure of such information (a) has been consented to in writing by the Company or (b) is made to your Representatives who need to know such information for the purpose of evaluating any such possible Transaction between the Company and you (it being understood that such Representatives shall have been advised of this agreement and shall have agreed to be bound by the provisions hereof). You shall use your reasonable efforts to ensure compliance with the provisions hereof by all persons to whom you disclose Evaluation Material. In any event, you shall be responsible for any breach of this agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including, but not limited to, court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

In addition, without the prior written consent of the Company, you will not, and will direct your Representatives not to, disclose to any person (a) that the Evaluation Material has been made available to you or your Representatives, (b) that discussions or negotiations are taking place concerning a possible Transaction, or (c) any terms, conditions or other facts with respect to any such possible Transaction, including the status thereof.

In the event that you are required by law, regulation, regulatory authority or other applicable judicial or governmental order to disclose any Evaluation Material, you will provide the Company with prompt notice of such request or requirement so that the Company may seek an appropriate protective order. If, failing the entry of a protective order, you are, in the opinion of your legal counsel, compelled to disclose Evaluation Material, you may disclose that portion of the Evaluation Material that you are compelled to disclose and will exercise your reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Evaluation Material that is being disclosed. In any event, you will not oppose any action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

Until the earliest of (a) the execution by you of a definitive agreement regarding a Transaction with the Company, (b) an acquisition of the Company by a third party, or (c) eighteen months from the date of this agreement, you agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of the Company regarding the Company’s business, operation, prospects or finances, except with the express permission of the Company. It is understood that Janney will arrange for appropriate contacts for due diligence purposes. All (i) communications regarding this Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, shall be submitted or directed to Janney.

You agree that you will not, directly or indirectly, solicit for employment any of the current officers, employees or agents of the Company whose annual salary at the time of the solicitation or hire exceeds $100,000 during the period in which there are discussions conducted

Flowers Foods, Inc.

January 10, 2011

pursuant hereto and for a period of eighteen months thereafter, without the prior written consent of the Company, except that you will not be precluded from hiring any employee who (a) responds to a public advertisement placed by you, (b) has placed his/her resume with a recruiting firm, which firm tenders it to you, if you have not induced the employee to make the placement, or (c) has terminated employment with the Company before commencement of solicitation of employment.

All Evaluation Material disclosed by the Company shall be and shall remain the property of the Company. Within five days after being so requested by the Company, except to the extent a party is advised in writing by counsel such destruction is prohibited by law, you shall return or destroy all documents thereof furnished to you by the Company and you shall also destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by you or your Representatives based upon, containing or otherwise reflecting any Evaluation Material. Any destruction of materials shall be confirmed by you in writing.

You understand and acknowledge that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, on the part of the Company or Janney. You agree that none of the Company, Janney or any of their respective affiliates or representatives shall have any liability to you or any of your Representatives with respect thereto. It is understood that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between you and the Company progress to such a point.

You agree that unless and until a definitive agreement regarding a Transaction between the Company and you has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Transaction between the Company and you, and to terminate discussions and negotiations with you at any time.

You understand that (a) the Company shall be free to conduct any process with respect to a possible Transaction as the Company in its sole discretion shall determine (including, without limitation, by negotiating with any prospective party and entering into a definitive written agreement without prior notice to you or any other person), (b) any procedures relating to such Transaction may be changed at any time without notice to you or any other person and (c) you shall not have any claim whatsoever against the Company or Janney or any of their respective directors, officers, employees, stockholders, affiliates, agents or representatives, arising out of or relating to any possible or actual Transaction (other than those as against parties to a definitive written agreement with you in accordance with the terms thereof).

Flowers Foods, Inc.

January 10, 2011

You hereby acknowledge that you and your Representatives are aware that the U.S. securities laws prohibit any person who has material non-public information about a public company from purchasing or selling, directly or indirectly, securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. You agree that you will not use, and that you will use your reasonable efforts to assure that none of your Representatives will use, any of the Evaluation Material we provide in contravention of the U.S. securities laws and you will not purchase the Company’s securities or any securities convertible into or exchangeable for any of the Company’s securities for a period of 12 months from the date of this agreement.

It is understood and agreed that money damages may not be a sufficient remedy for any breach of this agreement and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach and you further agree to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity to the Company.

This agreement is for the benefit of the Company and Janney and is governed by the laws of the Commonwealth of Pennsylvania without regard to conflict of laws principles. Any action brought in connection with this agreement shall be brought in the federal or state courts located in Philadelphia, PA, and the parties hereto hereby irrevocably consent to the jurisdiction of such courts.

This agreement may not be amended except in writing signed by both parties hereto. No failure or delay by the Company in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provisions of this agreement, which shall remain in full force and effect.

This agreement shall inure to the benefit of any person that may acquire the Company. You agree and acknowledge that this agreement is being entered into by and on behalf of the Company and its affiliates and that they shall be third party beneficiaries hereof, having all rights to enforce this agreement. You further agree that, except for such parties and Janney and their respective affiliates, representatives, successors and assigns, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this agreement.

This agreement may be executed in counterparts. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

[Remainder of Page Left Intentionally Blank;

Signatures on the Following Page]

Very truly yours,

TASTY BAKING COMPANY

By:	/s/ Laurence Weilheimer
Name: Laurence Weilheimer
Title: Senior Vice President and General Counsel

Accepted and agreed as of the date first above written.

FLOWERS FOODS, INC.

By:	/s/ Stephen R. Avera
Name: Stephen R. Avera
Title: Executive Vice President, Secretary and General Counsel